Exhibit 99.1

AMC NETWORKS INC. REPORTS FULL
YEAR AND FOURTH QUARTER 2015 RESULTS

Full Year Highlights(1):

•	Net revenues increased 18.6% to $2.581 billion

•	AOCF[2] increased 27.1% to $838 million

•	Operating income increased 29.8% to $709 million

New York, NY - February 25, 2016: AMC Networks Inc. (“AMC Networks” or the “Company”) (NASDAQ: AMCX) today reported financial results for the full year and fourth quarter ended December 31, 2015.

President and Chief Executive Officer Josh Sapan said: “2015 was a successful year for our company.  Our strategy of creating compelling original, high-quality programming continues to deliver strong financial results, including double digit increases in revenue and adjusted operating cash flow.  We premiered three new AMC original series, Fear the Walking Dead, Better Call Saul and Into the Badlands, all of which broke ratings records.  We received widespread critical praise and industry honors for our television and film content.  We continued to build and expand our international business into key markets across Europe and Latin America."

Fourth Quarter Results

Fourth quarter net revenues increased 11.4%, or $70 million, to $679 million over the fourth quarter of 2014, led by 12.5% growth at National Networks and an increase of $9 million at International and Other. Adjusted Operating Cash Flow (“AOCF”)2 totaled $197 million, an increase of 1.8%, or $4 million, versus the prior year period. National Networks AOCF decreased 0.9%, or $2 million, and International and Other AOCF increased $6 million versus the prior year period. Operating income was $160 million, an increase of 0.8%, or $1 million, versus the prior year period. The operating income increase resulted from a decrease of 2.6% at National Networks offset by a decrease of $6 million in operating loss at International and Other. As discussed in the “Other Matters” section of this release, fourth quarter results include the impact of a full three months of results in 2015 from the acquisition of BBC AMERICA as compared to approximately two months in 2014.

Fourth quarter net income from continuing operations was $90 million ($1.23 per diluted share), compared with $78 million ($1.06 per diluted share) in the fourth quarter of 2014. The increase was primarily related to the growth in operating income and an increase in miscellaneous, net.

1. Comparative results affected by the Chellomedia and BBC AMERICA acquisitions in 2014.
2. See definition of Adjusted Operating Cash Flow (“AOCF”) included in the discussion of non-GAAP financial measures on page 4 of this earnings release.

Exhibit 99.1

Full Year Results

Full year 2015 net revenues increased 18.6%, or $405 million, to $2.581 billion over full year 2014, reflecting 22.4% growth at National Networks and an increase of $18 million at International and Other. AOCF totaled $838 million, an increase of 27.1%, or $179 million, versus the prior year period. National Networks AOCF increased 28.0% and International and Other AOCF increased $5 million versus the prior year period. Operating income was $709 million, an increase of 29.8%, or $163 million versus the prior year period.

Full year net income from continuing operations was $367 million ($5.01 per diluted share), compared with $261 million ($3.63 per diluted share) in the prior year period. The increase was primarily related to the growth in operating income partially offset by higher income tax expense.

For the full year ended December 31, 2015, net cash provided by operating activities was $370 million, a decrease of $6 million from the prior year period. The decrease was primarily the result of an increase in tax payments and working capital partially offset by the improved operating performance. Free Cash Flow3 for the year ended December 31, 2015 was $299 million, a decrease of $37 million from the prior year period. The decrease primarily reflects the decrease in net cash provided by operating activities and an increase in capital expenditures over the prior year period.

Segment Results

(Dollars in thousands)	Three Months Ended December 31,			Twelve Months Ended December 31, 2015
	2015	2014	Change	2015	2014	Change
Net revenues:
National Networks	$562,271	$499,822	12.5%	$2,135,367	$1,743,922	22.4%
International and Other	119,237	110,331	8.1	452,578	434,221	4.2
Inter-segment eliminations	(2,558)	(709)	(260.8)	(7,010)	(2,502)	(180.2)
Total net revenues	$678,950	$609,444	11.4%	$2,580,935	$2,175,641	18.6%

AOCF:
National Networks	$188,608	$190,338	(0.9)%	$810,993	$633,584	28.0%
International and Other	8,719	3,058	185.1	29,757	24,421	21.9
Inter-segment eliminations	(214)	185	n/m	(2,508)	1,474	n/m
Total AOCF	$197,113	$193,581	1.8%	$838,242	$659,479	27.1%

National Networks
National Networks principally consists of the Company’s five nationally distributed programming networks, AMC, WE tv, BBC AMERICA, IFC and SundanceTV.

Fourth Quarter Results

National Networks revenues for the fourth quarter 2015 increased 12.5% to $562 million, AOCF decreased 0.9% to $189 million, and operating income declined 2.6% to $173 million, all compared to the prior year period.

Fourth quarter growth in revenues was led by a 13.4% increase in advertising revenues to $289 million. The growth in advertising revenues primarily reflected growth at AMC, principally related to the timing of the airing of original programming, and to a lesser extent the impact of BBC AMERICA. Distribution revenues increased 11.6% to $273 million. The increase in distribution revenues was primarily attributable to an increase in affiliate fees as well as an increase in licensing revenues.

3. See definition of Free Cash Flow included in the discussion of non-GAAP financial measures on page 5 of this earnings release.

Fourth quarter AOCF decreased 0.9% to $189 million reflecting the increase in revenues offset by an increase in operating expenses. The increase in operating expenses was primarily attributable to higher programming and marketing expenses. Programming expenses included a charge of $16 million in the current year period related to the write-off of programming assets, as compared to a charge of $28 million in the prior year period. The impact of BBC AMERICA also contributed to the increase in operating expenses. The operating income decrease primarily reflected the decline in AOCF as well as an increase in depreciation, amortization and restructuring charges.

Full Year Results

National Networks revenues for the full year 2015 increased 22.4% to $2.135 billion, AOCF grew 28.0% to $811 million, and operating income rose 28.5% to $754 million, all compared to the prior year period.

Full year growth in revenues was led by a 23.6% increase in advertising revenues to $945 million. The growth in advertising revenues primarily reflected the impact of BBC AMERICA as well as growth at AMC, principally related to the timing of the airing of original programming. Distribution revenues increased 21.5% to $1.190 billion. The increase in distribution revenues was primarily attributable to an increase in affiliate fees, including the impact of BBC AMERICA, as well as an increase in digital and international licensing revenues.

Full year AOCF increased 28.0% to $811 million reflecting the increase in revenues partially offset by an increase in operating expenses. The increase in operating expenses was primarily attributable to the impact of BBC AMERICA as well as higher programming and marketing expenses at the other domestic networks. Programming expenses included a charge of $41 million in 2015 related to the write-off of programming assets, as compared to a charge of $44 million in the prior year period. The operating income increase primarily reflected the growth in AOCF partially offset by an increase in amortization expense.

International and Other
International and Other principally consists of AMC Networks International, the Company’s international programming business; IFC Films, the Company’s independent film distribution business; and various developing digital content distribution initiatives.

Fourth Quarter Results

International and Other revenues for the fourth quarter of 2015 increased $9 million to $119 million, AOCF increased $6 million to $9 million, and operating loss decreased $6 million to a loss of $13 million, all compared to the prior year period.

The increase in fourth quarter revenues reflected an increase at IFC Films and AMC Networks International. At AMC Networks International, growth on a constant currency basis was partially offset by foreign currency fluctuations.

Fourth quarter AOCF reflected the increase in revenues partially offset by an increase in operating expenses, compared to the prior year period. The decrease in operating loss primarily reflected the increase in AOCF.

Full Year Results

International and Other revenues for the full year 2015 increased $18 million to $453 million, AOCF increased $5 million to $30 million, and operating loss increased $1 million to a loss of $43 million, all compared to the prior year period.

Full year revenues reflected an increase at AMC Networks International and IFC Films. At AMC Networks International, the increase reflected growth on a constant currency basis and the inclusion of twelve months of results from the acquisition of Chellomedia in 2015, as compared to eleven months in 2014, partially offset by foreign currency fluctuations.

Full year AOCF primarily reflected the increase in revenues partially offset by an increase in operating expenses, compared to the prior year period. The operating loss primarily reflected an increase in amortization expense partially offset by the increase in AOCF.

Other Matters

BBC AMERICA Transaction

As previously disclosed, on October 23, 2014, the Company entered into a long-term equity partnership agreement with BBC Worldwide. Under the terms of the agreement, the Company invested $200 million to acquire a 49.9% equity stake in the cable channel BBC AMERICA. The Company has operational control of BBC AMERICA and its results are included in the Company’s consolidated statements of income from the agreement date, October 23, 2014, to December 31, 2015, which affects the comparability of our results.

Chellomedia Acquisition

As previously disclosed, on January 31, 2014, the Company completed its acquisition of substantially all of Chellomedia, the international content division of Liberty Global plc, for €750 million (approximately $1.0 billion). Results for Chellomedia are included in the Company’s consolidated statements of income from the acquisition date, January 31, 2014, to December 31, 2015, which affects the comparability of our results.

Please see the Company’s Form 10-K for the period ended December 31, 2015 for further details regarding the above matters.

Description of Non-GAAP Measures

The Company defines Adjusted Operating Cash Flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, share-based compensation expense or benefit, and restructuring expense or credit. Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items. The Company believes that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of the business without regard to the effect of the settlement of an obligation that is not expected to be made in cash.

The Company believes that AOCF is an appropriate measure for evaluating the operating performance of the business segments and the Company on a consolidated basis. AOCF and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in the industry.

Internally, the Company uses net revenues and AOCF measures as the most important indicators of its business performance, and evaluates management’s effectiveness with specific reference to these indicators. AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with U.S. generally accepted accounting principles ("GAAP"). Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of AOCF to operating income (loss), please see page 8 of this release.

The Company defines Free Cash Flow from Continuing Operations, (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash provided by operating activities (continuing operations) less capital expenditures (continuing operations) and cash distributions to noncontrolling interests, all of which are reported in our Consolidated Statement of Cash Flows. Net cash provided by operating activities excludes net cash provided by operating activities of discontinued operations. The Company believes the most comparable GAAP financial measure of its liquidity is net cash provided by operating activities. The Company believes that Free Cash Flow is useful as an indicator of its overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. The Company also believes that Free Cash Flow is one of several benchmarks used by analysts and investors who follow the industry for comparison of its liquidity with other companies in the industry, although the Company’s measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. For a reconciliation of Free Cash Flow to net cash provided by operating activities, please see page 9 of this release.

The Company defines Adjusted Earnings per Diluted Share (“Adjusted EPS”), which is a non-GAAP financial measure, as earnings per diluted share from continuing operations less amortization of acquisition-related intangible assets, net of tax. The Company uses this financial measure to evaluate the Company’s performance exclusive of the impact of the non-cash amortization charge. Please see page 10 of this release for a reconciliation of this measure to earnings per diluted share from continuing operations.

Forward-Looking Statements

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

Conference Call Information

AMC Networks will host a conference call today at 11:00 a.m. ET to discuss its full year and fourth quarter 2015 results. To listen to the call, visit http://www.amcnetworks.com or dial 1-877-347-9170, using the following passcode: 34545588.

About AMC Networks Inc.

AMC Networks owns and operates several of cable television’s most recognized brands delivering high quality content to audiences and a valuable platform to distributors and advertisers. The Company manages its business through two operating segments: (i) National Networks, which principally includes AMC, WE tv, BBC AMERICA, IFC and SundanceTV; and (ii) International and Other, which principally includes AMC Networks International, our international programming business; and IFC Films, the Company’s independent film distribution business. For more information on AMC Networks, please visit the Company’s website at http://www.amcnetworks.com.

Contacts

Investor Relations	Corporate Communications
Seth Zaslow (646) 273-3766	Georgia Juvelis (917) 542-6390
seth.zaslow@amcnetworks.com	georgia.juvelis@amcnetworks.com

AMC NETWORKS INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Revenues, net	$678,950	$609,444	$2,580,935	$2,175,641
Operating expenses:
Technical and operating (excluding depreciation and amortization)	322,134	281,804	1,137,133	983,575
Selling, general and administrative	166,813	140,853	636,580	560,950
Restructuring expense	9,057	8,943	14,998	15,715
Depreciation and amortization	20,602	18,828	83,031	69,048
	518,606	450,428	1,871,742	1,629,288
Operating income	160,344	159,016	709,193	546,353
Other income (expense):
Interest expense	(30,613)	(32,902)	(128,135)	(130,262)
Interest income	641	425	2,427	1,433
Miscellaneous, net	5,795	(4,489)	(691)	(20,496)
	(24,177)	(36,966)	(126,399)	(149,325)
Income from continuing operations before income taxes	136,167	122,050	582,794	397,028
Income tax expense	(45,481)	(40,413)	(201,090)	(129,155)
Net income from continuing operations	90,686	81,637	381,704	267,873
Loss from discontinued operations, net of income taxes	—	—	—	(3,448)
Net income including noncontrolling interests	90,686	81,637	381,704	264,425
Net income attributable to noncontrolling interests	(597)	(4,022)	(14,916)	(3,628)
Net income attributable to AMC Networks’ stockholders	$90,089	$77,615	$366,788	$260,797

Basic net income per share attributable to AMC Networks’ stockholders:
Net income from continuing operations	$1.24	$1.08	$5.06	$3.67
Loss from discontinued operations	$—	$—	$—	$(0.05)
Net income	$1.24	$1.08	$5.06	$3.62

Diluted net income per share attributable to AMC Networks’ stockholders:
Net income from continuing operations	$1.23	$1.06	$5.01	$3.63
Loss from discontinued operations	$—	$—	$—	$(0.05)
Net income	$1.23	$1.06	$5.01	$3.58

Weighted average common shares:
Basic weighted average common shares	72,519	72,103	72,420	72,000
Diluted weighted average common shares	73,436	72,958	73,190	72,854

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31, 2015
	AOCF	Depreciation and Amortization	Share-Based Compensation Expense	Restructuring Expense	Operating Income (Loss)
National Networks	$188,608	$(7,831)	$(5,322)	$(2,377)	$173,078
International and Other	8,719	(12,771)	(1,788)	(6,680)	(12,520)
Inter-segment eliminations	(214)	—	—	—	(214)
Total	$197,113	$(20,602)	$(7,110)	$(9,057)	$160,344

	Three Months Ended December 31, 2014
	AOCF	Depreciation and Amortization	Share-Based Compensation Expense	Restructuring Expense	Operating Income (Loss)
National Networks	$190,338	$(6,323)	$(5,134)	$(1,202)	$177,679
International and Other	3,058	(12,505)	(1,660)	(7,741)	(18,848)
Inter-segment eliminations	185	—	—	—	185
Total	$193,581	$(18,828)	$(6,794)	$(8,943)	$159,016

	Twelve Months Ended December 31, 2015
	AOCF	Depreciation and Amortization	Share-Based Compensation Expense	Restructuring Expense	Operating Income (Loss)
National Networks	$810,993	$(29,742)	$(23,814)	$(3,194)	$754,243
International and Other	29,757	(53,289)	(7,206)	(11,804)	(42,542)
Inter-segment eliminations	(2,508)	—	—	—	(2,508)
Total	$838,242	$(83,031)	$(31,020)	$(14,998)	$709,193

	Twelve Months Ended December 31, 2014
	AOCF	Depreciation and Amortization	Share-Based Compensation Expense	Restructuring Expense	Operating Income (Loss)
National Networks	$633,584	$(21,480)	$(21,584)	$(3,664)	$586,856
International and Other	24,421	(47,568)	(6,779)	(12,051)	(41,977)
Inter-segment eliminations	1,474	—	—	—	1,474
Total	$659,479	$(69,048)	$(28,363)	$(15,715)	$546,353

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(In thousands)
(Unaudited)

	December 31, 2015	September 30, 2015	December 31, 2014
National Networks Subscribers (a)
AMC	93,600	93,800	95,000
WE tv	86,500	86,500	85,400
BBC AMERICA	77,100	77,100	78,200
IFC	71,200	71,700	73,700
SundanceTV	59,600	60,100	56,600

(a)	Estimated U.S. subscribers as measured by Nielsen.

Capitalization	December 31, 2015
Cash and cash equivalents	$316,321
Credit facility debt (a)	1,406,000
Senior notes (a)	1,300,000
Total debt	$2,706,000
Net debt	$2,389,679
Capital leases	33,340
Net debt and capital leases	$2,423,019
LTM AOCF (b)	$838,242
Leverage ratio (c)	2.9 x

(a)	Represents the aggregate principal amount of the debt.

(b)	Represents reported AOCF for the trailing twelve months.

(c)
Represents net debt and capital leases divided by LTM AOCF. This ratio differs from the calculation contained in the Company's credit facility. No adjustments have been made for consolidated entities that are not 100% owned, such as BBC AMERICA.

Free Cash Flow	Twelve Months Ended December 31,
	2015	2014
Net cash provided by operating activities	$370,039	$375,762
Less: capital expenditures	(68,321)	(39,739)
Less: distributions to noncontrolling interests	(3,154)	—
Free cash flow	$298,564	$336,023

Adjusted Earnings Per Diluted Share

	Three Months Ended December 31,
	2015	2014
Earnings per diluted share from continuing operations	$1.23	$1.06
Amortization of acquisition-related intangible assets, net of tax (a)	0.08	0.09
Adjusted earnings per diluted share	$1.31	$1.15

	Twelve Months Ended December 31,
	2015	2014
Earnings per diluted share from continuing operations	$5.01	$3.63
Amortization of acquisition-related intangible assets, net of tax (b)	0.38	0.28
Adjusted earnings per diluted share	$5.39	$3.91

(a)	Amortization of acquisition-related intangible assets was $10 million and $9 million for the three months ended December 31, 2015 and 2014, respectively.

(b)	Amortization of acquisition-related intangible assets was $42 million and $31 million for the twelve months ended December 31, 2015 and 2014, respectively.